Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Cheniere Energy Partners GP, LLC and

Unitholders of Cheniere Energy Partners, L.P.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for debt issuance costs and a change in the presentation of cash flows.

/s/ KPMG LLP

Houston, Texas

July 12, 2017